                                                                      Exhibit 11

                            SS&C Technologies, Inc.

           Statement Regarding The Computation of Net income (loss) per common and common equivalent shares (4)




                                                                                   Year Ended December 31,
                                                                   ---------------------------------------------------------
                                                                         1994                1995                1996
                                                                   -----------------   -----------------   -----------------
Historical - Primary (1):
        Weighted average issued common and preferred
         stock outstanding (2)...................................         5,886,983           5,527,570          10,979,061
        Weighted average cheap stock (3).........................           484,380             484,380             484,380
        Weighted average common stock equivalents................         1,335,000                   -             422,208
        Less: assumed purchase of treasury stock.................          (716,828)                  -             (65,642)
                                                                   ----------------    -----------------   -----------------
        Weighted average number of common and common equivalent
         shares outstanding......................................         6,989,535           6,011,950          11,820,007
                                                                   =================   =================   =================
Net income (loss)................................................   $       882,874     $    (4,348,698)    $       473,317
                                                                   =================   =================   =================
Net income (loss) per share......................................   $          0.13     $         (0.72)    $          0.04
                                                                   =================   =================   =================

Supplemental pro forma (5):
        Weighted average issued common and preferred
         stock outstanding.......................................         5,886,983           8,426,868          10,979,061
        Weighted average cheap stock (3).........................           484,380             484,380             484,380
        Weighted average common stock equivalents................         1,335,000                   -             422,208
        Less: assumed purchase of treasury stock.................          (716,828)                  -             (65,642)
                                                                   ----------------    ----------------    -----------------
        Weighted average number of common and common equivalent
         shares outstanding......................................         6,989,535           8,911,248          11,820,007
                                                                   =================   =================   =================
Net income (loss)................................................   $       882,874     $    (4,348,698)    $       473,317
                                                                   =================   =================   =================
Net income (loss) per share.......................................  $          0.13     $         (0.49)    $          0.04
                                                                   =================   =================   =================

Notes:
(1) All common and common equivalent share amounts have been restated to reflect the 10-for-1 stock split on April 25, 1996 as if in effect from the date of issuance.
(2) All shares of convertible preferred stock are considered common stock equivalents and are included using the if-converted method, adjusted for the 10-for-1 stock split, except where their effect would be antidilutive.
(3) In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 83, issuances of common stock and common stock equivalents, within one year prior to the initial filing of the registration statement, at share prices below the assumed initial public offering price are considered to have been made in anticipation of the contemplated public offering. Accordingly, these stock issuances are treated as if issued and outstanding, using the treasury stock method for options, for all periods prior to the initial filing of the registration statement in April 1996.
(4) Fully diluted net income (loss) per common and common equivalent share is not presented as it is the same as historical net income (loss) per common and common equivalent share for the year ended December 31, 1994, and was antidilutive for the years ended December 31, 1995 and 1996.
(5) The supplemental pro forma net income (loss) per common share is computed in the same manner as historical net income (loss) per common share except that all outstanding shares of preferred stock, which were converted into common stock upon the closing of the initial public offering, were treated as having been converted into common stock at the date of original issuance.